UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2014

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01                   Other Events.

On September 8, 2014, TigerLogic Corporation (the “Company”) announced the appointment of Brad Timchuk as the Company’s Chief Executive Officer and Justin Garrity as the Company’s President, effective immediately, following the retirement of Richard W. Koe, who has served as the Company’s Chief Executive Officer and President since 2009. Mr. Koe will continue to serve as Chairman of the Board of Directors of the Company and will provide advisory services to the Company during the transition period, as described below.

Mr. Timchuk, age 49, has served as Senior Managing Director, Strategic Development and Implementation of the Company since April 2014. Prior to joining the Company, Mr. Timchuk served as Executive Vice President, Worldwide Sales and Marketing at TouchCommerce, Inc., an online customer engagements solution company, from May 2012 through November 2013. Mr. Timchuk joined Fuel Industries Inc., a digital engagement agency, in March 2010 as Executive Vice President and served as Chief Executive Officer of Fuel from November 2010 through September 2011 and in an advisory capacity through April 2012. Prior to Fuel, Mr. Timchuk served as Vice President of Worldwide Sales, Strategic Accounts at Art Technology Group, Inc., a provider of e-commerce solutions, from October 2006 through February 2010. Mr. Timchuk studied Computer Electronics Technology at Mohawk College and Algonquin College in Canada.

In connection with Mr. Timchuk’s appointment, the Company entered into an employment and severance agreement with him which provides for a base annual salary of $240,000 and a discretionary target bonus of up to 50% of his base salary. The agreement also provides for a severance payment of six months of salary, plus an additional month of salary for each year of service, up to a total of twelve months of salary, in the event of his termination by the Company without cause or his resignation with good reason, and acceleration of vesting of equity incentives in the event such termination or such resignation occurs following a change in control of the Company. Mr. Timchuk also was awarded a stock option grant to purchase up to 500,000 shares of the Company’s common stock, subject to the Company’s standard four-year vesting with a one year cliff. The foregoing description of Mr. Timchuk’s employment and severance agreement does not purport to be complete and is qualified in its entirety by reference to the Employment and Severance Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Garrity, age 41, joined the Company through the acquisition of Storycode, Inc. in January 2013, and was appointed as Vice President, Product and Marketing. Mr. Garrity was promoted as the Company’s Senior Vice President, Product and Marketing in June 2013, and as Senior Vice President, Postano, in January 2014. Mr. Garrity has extensive experience in product design, experience design, branding, and marketing. Mr. Garrity served as Chief Creative Officer of Storycode from January 2012 to January 2013, and as Director of User Experience at Webtrends, Inc,. a provider of digital marketing solutions, from July 2008 to January 2012.  Mr. Garrity holds a B.F.A. from Northern Arizona University.

In connection with Mr. Garrity’s promotion, the Company entered into an employment and severance agreement with him which provides for a base annual salary of $220,000 and a discretionary target bonus of up to 50% of his base salary. The agreement also provides for a severance payment of six months of salary, plus an additional month of salary for each year of service, up to a total of twelve months of salary, in the event of his termination by the Company without cause or his resignation with good reason, and acceleration of vesting of equity incentives in the event such termination or such resignation occurs following a change in control of the Company. Mr. Garrity also was awarded a stock option grant to purchase up to 500,000 shares of the Company’s common stock, subject to the Company’s standard four-year vesting with a one year cliff. The foregoing description of Mr. Garrity’s employment and severance agreement does not purport to be complete and is qualified in its entirety by reference to the Employment and Severance Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with Mr. Koe’s retirement from management positions, the Company and Mr. Koe entered into a resignation and transition agreement, pursuant to which Mr. Koe will serve as a non-executive Advisor to the Company through March 7, 2016. During the transition period, the Company will continue to pay Mr. Koe his current base salary, but he will not be eligible for any incentive bonuses. The foregoing description of the resignation and transition agreement does not purport to be complete and is qualified in its entirety by reference to the Resignation and Transition Agreement filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01                   Regulation FD Disclosure.

On September 8, 2014, the Company issued a press release relating to senior leadership changes, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
10.1	Employment and Severance Agreement with Brad Timchuk dated September 7, 2014.
10.2	Employment and Severance Agreement with Justin Garrity dated September 7, 2014.
10.3	Resignation and Transition Agreement with Richard Koe dated September 7, 2014.
99.1	Press release dated September 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: September 9, 2014	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer